Exhibit 99.1

     PRESS RELEASE

For Release:             Immediate

Contact:                    Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF FISCAL 2011

▪	Net sales up 18%, primarily due to acquisitions
▪	Adjusted diluted EPS of $1.26 compared to $1.21 last year
▪	Acquisition accretion per share of $0.24

ST. LOUIS, MO, February 8, 2011 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended December 31, 2010, which include the operations of American Italian Pasta Company (AIPC), Sepp’s Gourmet Foods Ltd., J.T. Bakeries Inc., and North American Baking Ltd., acquired in the second half of fiscal 2010.  Unless otherwise indicated, all comparisons of results in the following discussions are for that first quarter of fiscal 2011 relative to the first quarter of fiscal 2010 ended December 31, 2009.

Executive Summary
	Three Months Ended
	December 31,
	2010	2009	% Change
(dollars in millions, except per share data)
Net Sales	$1,173.3	$991.9	18%
Diluted Earnings per Share	$1.28	$1.19	8%
Adjusted Diluted Earnings per Share	$1.26	$1.21	4%

•	Net Sales grew as a result of incremental sales from acquisitions and private-brand volume gains.
•
Acquisitions completed in fiscal 2010 were accretive by approximately $.24 per share for the quarter, driven primarily by AIPC, and are expected to contribute at least $.75 per share for the full year.  AIPC’s private-brand sales volume grew approximately 4% from last year’s first quarter (pre-acquisition).

•
Diluted Earnings per Share (EPS) this year were positively affected by mark-to-market gains on hedges but negatively affected by a provision for legal settlement.  In addition, both periods were affected by minor merger and integration costs and amounts related to plant closures.  The effects of all of these items are excluded from Adjusted Diluted EPS.

    Co-CEO Kevin Hunt said, “We continue to be pleased with our fiscal 2010 acquisitions.  Synergies totaling $3.8 million were realized in the first quarter, and we expect each acquisition to continue to deliver value to Ralcorp.”  Commenting on expected commodity cost trends, he added, “We and the food industry are facing dramatic inflation in raw material costs, which will affect all of our businesses.  In our effort to offset these cost increases, we are continuing to aggressively cut internal costs, eliminate inefficient trade spending, and raise prices as appropriate.  We began to realize pricing on some product lines late in the first quarter.”
    Regarding the Branded Cereal Products segment, co-CEO David Skarie said, “We continue to focus on improving innovation at Post.  During the quarter, we introduced Honey Bunches of Oats - Raisin Medley and Pebbles Treats.  We have had outstanding feedback from our trade partners for these new items and have put new consumer and trade programs in place to support each launch.  Developing new products and improving our existing products will be a major focus area for us.”

Net Sales
	Three Months Ended
	December 31,
	2010	2009	% Change
(dollars in millions)
Base-business Net Sales	$994.2	$991.9	0%
Net sales from recent acquisitions
excluded from base-business net sales:
AIPC	135.9	-	14%
Other fiscal 2010 acquisitions	43.2	-	4%
Net Sales	$1,173.3	$991.9	18%

    Net sales increased 18%, primarily as a result of recent acquisitions.  Base-business net sales were flat, as a 2% volume decline and slightly lower net pricing were offset by the effect of product mix (largely due to increases in snack nuts and nutritional bars and declines in ready-to-eat cereals).  Excluding branded cereals, other base-business volume grew 1%.  Although Ralcorp was able to raise some prices in recent months, overall pricing for the quarter was lower than in last year’s first quarter because of price declines throughout fiscal 2010 (in response to decreased commodity costs during that time).

Margins

	Three Months Ended
	December 31,
	2010	2009
(% of net sales)
Gross Profit	27.1%	27.5%
Selling, general and administrative expenses	-12.6%	-13.0%
Amortization of intangible assets	-1.7%	-1.1%
Other operating expenses, net	-.3%	-.1%
Operating Profit	12.5%	13.3%

Adjusted Gross Profit	26.7%	27.5%
Adjustments for economic hedges	.4%	-%
Gross Profit	27.1%	27.5%

Adjusted Operating Profit	12.3%	13.4%
Adjustments for economic hedges	.4%	-%
Provision for legal settlement	-.2%	-%
Merger and integration costs	-%	-%
Amounts related to plant closures	-%	-.1%
Operating Profit	12.5%	13.3%

    Gross profit margin declined slightly as rising commodity costs negatively impacted many of Ralcorp’s product categories, with the most significant impact in snack nuts (included in the Snacks, Sauces and Spreads segment), as price increases to customers lagged cost increases.  Ingredient, packaging, and freight costs (net of hedging activities) were approximately $14 million higher.  Increased production-related costs (primarily in the Other Cereal Products and Frozen Bakery Products segments) also reduced overall gross margins, but those effects were largely offset by lower trade promotion spending for Branded Cereal Products, the positive impact of the acquisition of the higher-margin pasta business on the Company’s overall sales mix, and a $4.8 million mark-to-market gain related to economic hedge contracts.
    Selling, general and administrative expenses as a percentage of net sales declined due to lower distribution-related costs for the cereals segments and reduced stock-based compensation expense due to the timing of grants, partially offset by higher information technology costs (including a multi-site system implementation during the quarter) and Branded Cereal Products segment advertising.
    Amortization expense as a percentage of sales increased due to incremental amounts from fiscal 2010 acquisitions (primarily customer relationship intangible assets) and the acceleration of amortization expense on a customer relationship intangible asset in the Other Cereal Products segment due to a shortened estimate of the remaining life of the relationship.  The resulting incremental amortization expense from these items totaled $8.9 million, or $.10 per share, in the quarter.
    In addition to the items discussed above, the operating profit margin was affected by the aforementioned adjustment for economic hedges, a provision for legal settlement (as discussed below), and minor merger and integration costs and amounts related to plant closures.

Adjustments for Economic Hedges
    In the first quarter of fiscal 2011, net mark-to-market gains on economic hedges which did not meet the criteria for cash flow hedge accounting were $4.8 million.  These net gains were recognized in cost of goods sold on the statement of earnings but excluded from segment profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted Earnings per Share.

Provision for Legal Settlement
    During the three months ended December 31, 2010, the Company accrued an additional $2.5 million (for a total of $10 million) in connection with the settlement of certain contractual claims by a customer in the Other Cereal Products segment.  Those claims arose primarily as a result of the customer’s recall of certain peanut-butter-based products in January 2009 stemming from the U.S. Food and Drug Administration and other authorities’ investigation of Peanut Corporation of America, which supplied the Company with peanut paste and other ingredients.  In January 2011, the Company resolved all pending contractual and other claims, resulting in a payment by the Company of $5.0 million and an obligation to pay an additional $5.0 million in the future, subject to the customer’s completion of certain contractual obligations.

Interest Expense and Income Taxes
    Interest expense increased $9.2 million due to a $1.2 billion increase in weighted-average outstanding borrowings.  The weighted-average interest rate on all of the Company’s outstanding borrowings was 5.6% and 6.4% in the quarters ended December 31, 2010 and 2009, respectively.
    The effective income tax rate was approximately 36.0% in the first quarter of 2011, down slightly from 36.4% in last year’s first quarter.

Segment Results

	Three Months Ended
	December 31,
	2010	2009	% Change
(pounds in millions)
Sales Volume
Branded Cereal Products	103.9	120.5	-14%
Other Cereal Products	134.5	132.3	2%
Snacks, Sauces & Spreads	341.9	324.5	5%
Frozen Bakery Products	174.0	165.9	5%
Pasta	212.0	-	n/a
Total Sales Volume	966.3	743.2	30%

(dollars in millions)
Net Sales
Branded Cereal Products	$221.6	$245.9	-10%
Other Cereal Products	204.7	194.9	5%
Snacks, Sauces & Spreads	417.4	369.3	13%
Frozen Bakery Products	193.7	181.8	7%
Pasta	135.9	-	n/a
Total Net Sales	$1,173.3	$991.9	18%

Segment Profit
Branded Cereal Products	$49.7	$49.1	1%
Other Cereal Products	21.2	24.2	-12%
Snacks, Sauces & Spreads	37.4	47.5	-21%
Frozen Bakery Products	23.0	26.4	-13%
Pasta	28.2	-	n/a
Total Segment Profit	$159.5	$147.2	8%

Segment Profit Margin
Branded Cereal Products	22%	20%
Other Cereal Products	10%	12%
Snacks, Sauces & Spreads	9%	13%
Frozen Bakery Products	12%	15%
Pasta	21%	n/a
Total Segment Profit Margin	14%	15%

Depreciation and Amortization
Branded Cereal Products	$14.7	$13.6	8%
Other Cereal Products	6.8	5.2	31%
Snacks, Sauces & Spreads	10.3	8.5	21%
Frozen Bakery Products	10.0	8.7	15%
Pasta	13.2	-	n/a
Corporate	1.9	2.4	-21%
Total Depreciation and Amortization	$56.9	$38.4	48%

Branded Cereal Products
    Net sales declined 10% driven primarily by lower overall volumes (down 14%).  Volumes across the Post brand portfolio were impacted by the continued weakness and competitive promotional activity in the ready-to-eat cereal category as well as lower overall trade promotion spending behind the brands as compared to more aggressive spending levels a year ago.  Trade promotion spending declined 18%, exceeding volume declines, as a continued focus on more efficient trade program investments helped to partially offset the net sales impact of lower volumes.
    The 1% increase in segment operating profit was mostly attributable to lower cost of sales per unit (boosted by lower manufacturing costs and favorable freight), partially offset by a $1.6 million increase in selling, general and administrative (SG&A) costs due to higher advertising expense.  Because of these factors, the operating margin for the segment improved from 20.0% to 22.4%.

Other Cereal Products
    Net sales increased 5% fueled by significant volume growth for nutritional bars (up 51%).  Overall net sales growth outpaced volumetric growth due to a positive sales mix (with a shift to nutritional bars, which have a higher price per pound) and lower discounts and allowances, partially offset by lower net sales prices for nutritional bars compared to last year.  Private-brand ready-to-eat cereal volumes were down 4%, as the overall weakness in the ready-to-eat category and competitive promotional activities impacted sales to many of the segment’s retail customers.
    Segment operating profit declined 12%.  Lower gross profit margins (mainly due to a sales shift from higher-margin ready-to-eat cereals and higher commodity and production costs) and an increase in amortization expense more than offset lower distribution-related costs.  Commodity costs were higher for several key input costs, including sugar, oats, wheat, cocoa, nuts, and packaging materials.

Snacks, Sauces & Spreads
    Net sales grew 13% as a result of higher snack nut volumes (up 14%) and incremental sales from the fiscal 2010 acquisitions of J.T. Bakeries and North American Baking.  Those acquisitions accounted for 9 percentage points of the overall net sales increase.  Additionally, a favorable sales mix shift from wet-filled products (with a lower price per pound) to snack nut products (with a higher price per pound) added to the overall sales growth.  Excluding acquisitions, base-business volumes were flat, as gains for snack nuts, crackers, chips, and dressings were offset by declining volumes for syrups, peanut butter, and preserves and jellies.
    Segment operating profit decreased 21% as a result of significantly higher raw material costs (primarily tree nuts but also including sugar, chocolate, and packaging) and unfavorable production and freight cost trends.  Net sales prices were essentially flat, as higher sales prices passed along to customers to cover rising commodity costs were achieved toward the end of the quarter.

Frozen Bakery Products
    Net sales were up 7%, with growth primarily attributable to volume gains for foodservice and retail products and incremental sales from the fiscal 2010 acquisition of Sepp’s Gourmet Foods.  Strong net sales growth in the retail channel was fueled by new griddle products at two major retailers.  Foodservice sales benefited from a new product for a major customer.  Other factors impacting net sales growth include volume gains for in-store bakery (ISB) cookies in the grocery channel and favorable mix (driven by a shift to ISB cookies), partially offset by lower net pricing in ISB and foodservice.
    Segment operating profit was down 13% as a result of higher commodity costs, increased fuel and freight costs, and a $1.9 million unfavorable effect of foreign exchange rate changes.  Partially offsetting these declines were overall volume gains, lower SG&A costs, and the positive impact of Sepp’s.

Pasta
    The Pasta segment consists of American Italian Pasta Company, which the Company acquired on July 27, 2010.  Net sales in the first quarter of fiscal 2011 were $135.9 million, down 9% from last year (pre-acquisition).  Declining overall volumes and lower pricing pushed net sales lower.  The overall reduction in net sales prices was due to price cuts passed along to customers as durum wheat prices declined during fiscal 2010, as well as higher trade promotions during the quarter for AIPC’s branded pasta products.
    Retail volumes were flat, with private brands gaining 4% offset by lower volumes for branded pasta products.  Lower volumes for the branded pasta products were due to exiting certain geographic markets where the brands were underperforming the market and shifting focus to private-brand products.  Institutional volumes declined 13%, driven by lower volumes with ingredient and foodservice customers.

Outlook
    Looking ahead to the rest of fiscal 2011, the Company provided the following discussion of expectations regarding costs and margins, sales and promotional plans, and leverage.
    “We incurred $14 million (net of hedges) in ingredient, packaging, and freight cost increases during the quarter.  Based on our current exposures and projected volume, we expect the net year-over-year increase in unit costs for ingredients, packaging, and freight will be $200 million net of hedges for the full year, with a majority of the cost inflation to occur in the second half of the year.  The primary risks to this estimate are durum wheat, cashews, tree nuts (particularly almonds and pecans), and peanuts.  We undertook pricing actions in the vast majority of our categories in recent months as a result of these significant cost increases.  Pricing actions will accelerate throughout the rest of the year, but we project the price increases to lag input cost increases in the second quarter.  We expect pricing actions and other cost reduction initiatives to largely offset cost inflation in the second half of the year.
    “In our Branded Cereal Products segment, we will build on recent new product introductions and expect new product revenue to increase significantly through the year driven by increased distribution, advertising, and consumer support.  We would also expect to substantially boost advertising and support for the rest of our branded cereal products during the year.  This cost increase will be partially offset by reductions in trade spending.  While these actions may negatively impact margins in the near term, we feel this support is critical to the long-term health of the Post brand.
    “Due to our strong cash flows from operations and 18% adjusted EBITDA growth, we repaid over $120 million of debt during the first quarter of fiscal 2011, reducing our leverage ratio (total debt to pro forma EBITDA) to 3.3 times.  The timing of tax and interest payments will limit the amount of debt reductions in the second fiscal quarter, but we expect to get to our target leverage range (below 3.0 times) during the third quarter.”

Non-GAAP Measures and Additional Information
    The non-GAAP measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude certain cash and non-cash income and expenses.  These measures should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP financial measures are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
•
Base-business net sales, as reported herein, has been adjusted to exclude estimated current year sales attributable to recently acquired businesses for the period corresponding to the pre-acquisition period of the comparative period of the prior year.  For each acquired business, the excluded period starts at the beginning of the respective quarter or year-to-date period and ends one year after the acquisition date.  The Company has included financial measures for the base business (such as sales growth) because they provide useful and comparable trend information regarding the results of our businesses without the effect of the timing of acquisitions.

•
Total segment profit is an accumulation of the GAAP measures of profit for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

•
Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of intangible assets (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.  Ralcorp presents Adjusted EBITDA because management believes it provides a more complete understanding of the factors and trends affecting the business than GAAP measures alone.  Ralcorp’s board of directors, management, and investors use Adjusted EBITDA to assess the Company’s performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes), asset base (such as depreciation, amortization, and impairments), derivatives accounting that is not representative of the economic effect of hedges, amounts related to significant legal settlements, and items related to acquisition and disposal activity (such as merger and integration costs and amounts related to plant closures).

•
Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.

•
Adjusted gross profit (as a percentage of net sales) is an additional measure for comparing gross margins between periods, without the effects of certain special items related to adjustments for economic hedges and acquired inventory valuation adjustments (if any).

•
Adjusted operating profit (as a percentage of net sales) is an additional measure for comparing operating margins between periods, without the effects of certain special items related to intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.

    For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010, filed February 8, 2011.

Cautionary Statement on Forward-Looking Language
    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with the recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
    Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough for cookies, Danishes, bagels and doughnuts; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended
	December 31,
	2010	2009

Net Sales	$1,173.3	$991.9
Cost of goods sold	(855.3)	(719.1)
Gross Profit	318.0	272.8
Selling, general and administrative expenses	(147.5)	(128.5)
Amortization of intangible assets	(19.5)	(11.3)
Other operating expenses, net	(3.9)	(.9)
Operating Profit	147.1	132.1
Interest expense, net	(35.7)	(26.5)
Earnings before Income Taxes	111.4	105.6
Income taxes	(40.1)	(38.4)
Net Earnings	$71.3	$67.2

Earnings per Share
Basic	$1.30	$1.20
Diluted	$1.28	$1.19

Weighted Average Shares Oustanding
Basic	54,703	55,924
Diluted	55,425	56,562

RALCORP HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP MEASURES (Unaudited)
(Dollars in millions except per share data)

	Three Months Ended
	December 31,
	2010	2009
Adjusted Diluted Earnings per Share	$1.26	$1.21
Adjustments for economic hedges	.05	-
Provision for legal settlement	(.03)	-
Merger and integration costs	-	(.01)
Amounts related to plant closures	-	(.01)
Diluted Earnings per Share	$1.28	$1.19

Adjusted EBITDA	$202.1	$171.8
Interest expense, net	(35.7)	(26.5)
Income taxes	(40.1)	(38.4)
Depreciation and amortization	(56.9)	(38.4)
Adjustments for economic hedges	4.8	-
Provision for legal settlement	(2.5)	-
Merger and integration costs	(.2)	(.6)
Amounts related to plant closures	(.2)	(.7)
Net Earnings	$71.3	$67.2

Total Segment Profit	$159.5	$147.2
Interest expense, net	(35.7)	(26.5)
Adjustments for economic hedges	4.8	-
Provision for legal settlement	(2.5)	-
Merger and integration costs	(.2)	(.6)
Amounts related to plant closures	(.2)	(.7)
Stock-based compensation expense	(3.8)	(5.0)
Systems upgrade and conversion costs	(2.4)	(1.3)
Other unallocated corporate expenses	(8.1)	(7.5)
Earnings before Income Taxes	$111.4	$105.6